Exhibit 10.103

Final Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 22, 2022 (the “Effective Date”), by and between Investview, Inc. a Nevada corporation (the “Employer”), and James R. Bell (the “Executive”); Employer and Executive individually a “party” and collectively the “parties”.

FOR AND IN CONSIDERATION of the mutual promises, agreements and covenants herein contained, the parties hereto agree as follows:

ARTICLE I
ASSOCIATION AND RELATIONSHIP

1.1 Nature of Employment. Commencing on the Effective Date, the Employer agrees to employ the Executive, and the Executive hereby accepts employment from the Employer, upon the terms and conditions set forth herein. The Executive hereby covenants and agrees that, during the Term, it is expected that Executive shall devote 100% of his time and efforts to managing, growing and expanding Employer’s business and activities, and that Executive shall not be employed by, or perform consulting or other services for, any other business entity or party without the prior express written consent of the Employer. Subject to the provisions of Articles III and IV of this Agreement, the Executive may, however, engage in the following activities: (a) serving on the Board of Directors of community or other non-profit ventures in an unpaid capacity, (b) serving on the Board of Directors of other non-competitive ventures or businesses that are pre-approved in writing by the Employer’s Board of Directors; (c) managing his personal investments, and (d) owning a passive (non-management position) minority equity interests in any outside business interest; provided that such activities set forth in (a) through (d) (individually or collectively) do not at any time during the Term of this Agreement: (U) conflict with or breach the terms of Section 4.2 hereafter; (V) involve more than a diminimus amount of Executive’s business time; (W) constitute a conflict of interest with any business unit of the Employer in the sole discretion of the Employer; (X) involve ownership of an interest in a business, whether competitive or not, that engages in a business similar to or in the same industry as that of any other business unit of the Employer; (Y) subjects the Employer to the review of the Securities and Exchange Commission, FINRA or any other regulatory body or agency; or (Z) materially and adversely interfere or conflict with the performance of the Executive’s duties or responsibilities under this Agreement.

1.2 Services. During the Term (as defined in Section 6.1), the Executive shall devote his full time, attention, and services to the business and affairs of the Employer.

1.3 Duties. During the Term, the Executive shall be employed by the Employer and shall serve as President of the Employer. The Executive shall serve in such offices or positions as he has been appointed and continues to hold with the Employer or any subsidiary of the Employer, and in such substitute or further offices or positions of substantially consistent rank and authority, or as otherwise mutually agreed to in writing by Executive and Employer, including such positions identified on Schedule A attached hereto. The Executive shall perform duties appropriate as may be assigned to him from time to time by the Board of Directors of the Employer (the “Board”) and as described in the Executive Duties and Responsibilities as itemized on Schedule A attached hereto (the ‘‘Executive Duties and Responsibilities”), which Schedule A is incorporated herein by reference and is expressly made a part of this Agreement. The Executive shall report to the Chief Executive Officer of the Employer, who shall direct, control, and supervise the duties, responsibilities and work of the Executive, subject to the oversight, supervision and direction of the Board. During the Term, the Executive shall be subject to, and shall act in accordance with, all applicable policies, procedures and rules of the Employer.

ARTICLE II
COMPENSATION

2.1 Base Salary. During the Term, the Executive shall be paid, in accordance with the normal payroll practice of the Employer, annual base salary compensation in an initial amount of $335,000 for all hours worked and shall be exempt from overtime (such amount, as it changes from time to time, the “Base Salary”). During the Term, the Base Salary shall be increased each year in an amount as determined by the Board; provided, however, that such increase shall be at least two and one-half percent (2.5%) each year; and provided, further, that the Base Salary shall be automatically increased by fifteen percent (15%) of the then Base Salary upon the one-time successful up-listing of the Employer’s common stock (the “INVU Common Stock”) to the Nasdaq Stock Market, the New York Stock Exchange, the NYSE American or such other national stock exchange as approved by the Board (or committee thereof) (the “Up-Listing Event”). The Board (or a committee thereof) will determine in its sole discretion whether the Employer will engage in an Up-Listing Event.

2.2 Quarterly Incentive Bonuses. During the Term, the Executive shall be eligible to receive a quarterly incentive bonus, payable in cash, with $35,000 payable assuming the achievement of a set of pre-established target Key Performance Indicators (the “Target KPIs”), as determined by the Board (in collaboration with the Executive (such opportunity, the “Quarterly Cash Incentive Opportunity”); which Quarterly Cash Incentive Opportunity shall be increased to $60,000 per quarter (also assuming achievement of the Target KPIs) upon the completion of an Up-Listing Event. The determination of the achievement of such Target KPIs by the Executive and the amount of such quarterly cash incentive bonus (the “Quarterly Cash Bonus”) shall be determined by the Board (or a committee thereof) as soon as reasonably practicable after completion of each quarter and paid within forty-five (45) calendar days thereafter conditioned upon, at the time of payment, (i) the Executive remaining a full-time employee of the Employer (subject to Section 6.3(b), Section 6.3(c) and Section 6.3(d)); and (ii) there not having occurred a “For Cause Event” (as the term is defined in Section 8.1). In addition, during the Term, the Executive shall also be eligible to receive a quarterly incentive bonus, payable in shares of INVU Common Stock, with 100,000 shares of INVU Common Stock issued assuming the achievement of 100% of Target KPIs, as approved by the Board (or a committee thereof), (such opportunity, the “Quarterly Stock Incentive Opportunity”); which Quarterly Stock Incentive Opportunity shall be reduced to 10,000 shares of INVU Common Stock upon the completion of an Up-Listing Event (also assuming achievement of the Target KPIs). The determination of the achievement of Target KPIs by the Executive and the amount of such Quarterly Stock Incentive Opportunity (the “Quarterly Stock Bonus”) shall be determined by the Board (or a committee thereof) as soon as reasonably practicable after completion of each quarter and paid out in shares of INVU Common Stock within forty-five (45) calendar days thereafter conditioned upon, at the time of such issuance, (i) the Executive remaining a full-time employee of the Employer (subject to Section 6.3(b), Section 6.3(c) and Section 6.3(d)); and (ii) there not having occurred a For Cause Event.

2.3 Market Capitalization Bonuses. During the Term, the Executive shall be eligible to receive cash and common stock bonuses, collectively hereafter known as a “Market Capitalization Bonus Amount” (as defined in Section 2.3(c) below), upon the achievement of certain pre-determined minimum levels of “Market Capitalization” (as the term is defined below in Section 2.3(e)), each pre-determined Market Capitalization level hereafter to be known as a “Market Capitalization Bonus Level”.

(a) Each of the applicable Market Capitalization Bonus Levels under Sections 2.3(e), and the associated Minimum Average Daily Volume under Section 2.3(f), the Minimum Average Daily Market Liquidity under Section 2.3(g) and the Minimum Average Daily Stock Price under Section 2.3(h), must be maintained for at least ninety (90) consecutive trading days;

(b) Upon payment by Employer to Executive of a Market Capitalization Bonus Amount for achievement of a specific Market Capitalization Bonus Level, thereafter, the Executive shall not be entitled to receive payment of a Market Capitalization Bonus Amount for that same specific Market Capitalization Bonus Level ever again, regardless if the Employer’s Market Capitalization drops below such specific Market Capitalization Bonus Level and Employer regains or achieves that same specific Market Capitalization Bonus Level again at a future date in time. For the avoidance of doubt, payment of a Market Capitalization Bonus Amount for the associated Market Capitalization Bonus Level is a one-time payment event upon its achievement for the first time.

(c) The “Market Capitalization Bonus Amount” is the amount of cash and shares of common stock of Employer which is to be paid to Executive upon the achievement of a Market Capitalization Bonus Level in accordance with this Section 2.3 and this Agreement.

i. The cash portion of the Market Capitalization Bonus Amount will be paid in cash in an amount equal to 0.000185 (the “Market Capitalization Bonus Rate”), times the applicable Market Capitalization Bonus Level achieved in accordance with this Section 2.3 of this Agreement, as set forth in the table in Section 2.3(d) below, minus any amount previously paid to the Executive as a Market Capitalization Bonus Amount under this Section 2.3; and

ii. The stock portion of the Market Capitalization Bonus Amount will be distributed in the form of shares of INVU Common Stock in an amount equal to Market Capitalization Bonus Rate times the applicable Market Capitalization Bonus Level achieved in accordance with this Section 2.3 of this Agreement, as set forth in the table in Section 2.3(d) below, minus the number of shares of INVU Common Stock previously issued to the Executive as a Market Capitalization Bonus Amount under this Section 2.3.

(d) Each Market Capitalization Bonus Amount shall be paid within forty-five (45) calendar days of the achievement of the applicable Market Capitalization Bonus Level, as determined by the Board (or a committee thereof), and payment of each Market Capitalization Bonus Amount is conditioned upon, at the time of payment: (i) the Executive remaining a full-time employee of the Employer (subject to Section 6.3(b), Section 6.3(c) and Section 6.3(d)), and (ii) there not having occurred a For Cause Event.

Market Capitalization Bonus Levels	Minimum Average Daily Volume	Minimum Average Daily Market Liquidity	Minimum Average Daily Stock Price	Market Capitalization Bonus Rate	Market Capitalization Bonus Amount (Cash & Shares)
$1.0 billion	4 million	$1.0 million	$0.34	0.000185	$185,000 cash and 185,000 shares
$1.5 billion	4 million	$1.5 million	$0.51	0.000185	$277,500 cash and 277,500 shares
$2.0 billion	4 million	$2.0 million	$0.68	0.000185	$370,000 cash and 370,000 shares
$2.5 billion	4 million	$2.5 million	$0.85	0.000185	$555,000 cash and 555,000 shares
$3.0 billion	4 million	$3.0 million	$1.01	0.000185	$647,500 cash and 647,500 shares
$3.5 billion	4 million	$3.5 million	$1.18	0.000185	$740,000 cash and 740,000 shares

Market Capitalization Bonus Levels	Minimum Average Daily Volume	Minimum Average Daily Market Liquidity	Minimum Average Daily Stock Price	Market Capitalization Bonus Rate	Market Capitalization Bonus Amount (Cash & Shares)
$4.0 billion	4 million	$4.0 million	$1.34	0.000185	$832,500 cash and 832,500 shares
$4.5 billion	4 million	$4.5 million	$1.51	0.000185	$382,500 cash and 382,500 shares
$5.0 billion	4 million	$5.0 million	$1.68	0.000185	$925,000 cash and 925,000 shares
$5.5 billion	4 million	$5.5 million	$1.85	0.000185	$1,017,500 cash and 1,017,500 shares
$6.0 billion	4 million	$6.0 million	$2.02	0.000185	$1,110,000 cash and 1,110,000 shares
$7.0 billion	4 million	$7.0 million	$2.35	0.000185	$1,295,000 cash and 1,295,000 shares
$8.0 billion	4 million	$8.0 million	$2.69	0.000185	$1,480,000 cash and 1,480,000 shares
$9.0 billion	4 million	$9.0 million	$3.03	0.000185	$1,665,000 cash and 1,665,000 shares
$10.0 billion	4 million	$10.0 million	$3.36	0.000185	$1,850,000 cash and 1,850,000 shares
$11.0 billion	4 million	$11.0 million	$3.70	0.000185	$2,035,000 cash and 2,035,000 shares
$12.0 billion	4 million	$12.0 million	$4.03	0.000185	$2,220,000 and 2,220,000 shares

(e) “Market Capitalization” means, with respect to any trading day during the concurrent measurement period of ninety (90) consecutive trading days, the number of shares of INVU Common Stock outstanding on a primary basis multiplied by the closing sale price of a share of INVU Common Stock on such trading day, as reported by the national securities exchange or market on which the INVU Common stock is then listed or quoted (the “Applicable Stock Exchange”).

(f) “Average Daily Volume” means the average daily number of shares of INVU Common Stock traded on the Applicable Stock Exchange during the concurrent measurement period of ninety (90) consecutive trading days.

(g) “Average Daily Market Liquidity” means the average daily liquidity of the shares of INVU Common Stock, as measured at the end of each trading day during the concurrent measurement period of ninety (90) consecutive trading days, based on the number of shares of INVU Common Stock traded on the Applicable Stock Exchange on such trading day multiplied by the Average Daily Stock Price (as defined below), during the concurrent measurement period of ninety (90) consecutive trading days.

(h) “Average Daily Stock Price” means, with respect to any trading day during the concurrent measurement period of ninety (90) consecutive trading days, the average of the high sale price and low sale price of INVU Common Stock for each such trading day, as reported by the Applicable Stock Exchange.

2.4 Up-Listing Cash Bonus. During the Term, the Executive shall be eligible to receive a one-time cash incentive bonus upon the achievement of an Up-Listing Event pursuant to Section 2.1 in an amount equal to 0.000125 times the Employer’s market capitalization, which for purposes of this Section 2.4 shall be determined based on the number of shares of INVU Common Stock outstanding multiplied by the average closing sale price of a share of INVU Common Stock on the first ten (10) days of trading after the Up-Listing Event, as reported by the national securities exchange or market on which the INVU Common Stock is then listed or quoted (the “Up-Listing Bonus”). The Up-Listing Bonus shall be paid within forty-five (45) calendar days of the achievement of the Up-Listing Event, and payment of the Up-Listing Bonus is conditioned upon, at the time of payment, (i) the Executive remaining a full-time employee of the Employer (subject to Section 6.3(b), Section 6.3(c) and Section 6.3(d)), and (ii) there not having occurred a For Cause Event.

2.5 Grant of Restricted Shares. The Employer hereby agrees, as of the effectiveness of a Registration Statement on Form S-8 covering Company shares issuable under the “Plan” (as hereafter defined), to award and grant to the Executive Sixty Million (60,000,000) shares of restricted INVU Common Stock (collectively, the “Restricted Shares”) under the Investview, Inc. 2022 Incentive Plan or a similar equity plan approved by the Board (such plan as it may be amended from time to time, the “Plan”), such Restricted Shares to be subject to forfeiture and the restrictions as contained below and in the Plan and award agreement evidencing such Restricted Shares to be executed between the Employer and the Executive (the “Award Agreement”). To the extent authorized in the Plan and Award Agreement, the Award Agreement shall be subject to the terms as provided below, notwithstanding any terms to the contrary in the Plan or the Award Agreement itself.

(a) Vesting of Restricted Shares. Subject to the terms of this Agreement, the Plan and the Award Agreement, the Restricted Shares shall vest and become non-forfeitable, on a cumulative basis, in accordance with the following schedule, subject to at the time of each vesting date: (i) the Executive remaining a full-time employee of the Employer, and (ii) there not having occurred a For Cause Event (each, a “Scheduled Vesting Date”):

Vesting Date	Restricted Shares Vesting
February 21, 2023	20%
February 21, 2024	20%
February 21, 2025	20%
February 21, 2026	20%
February 21, 2027	20%

(b) Treatment of Restricted Shares Upon a Change in Control. Upon the occurrence of a “Change in Control” (as defined in the Plan), vesting of the Restricted Shares shall remain subject to the terms of Sections 2.5(a) above and 2.5(c) below; however, should the Executive’s employment with the Employer be terminated by the Employer without Cause or by the Executive with Good Reason, within twelve (12) months of the Change in Control, all of the Restricted Shares that have not yet vested as of such date shall immediately and automatically vest and become non-forfeitable.

(c) Treatment of Restricted Shares Upon a Termination of Employment. The following provisions governing the treatment of the Restricted Shares shall apply in the event the Executive’s employment with the Employer is terminated.

i. Termination by Employer for Cause or by Executive Without Good Reason. If the Executive’s employment and this Agreement is terminated by the Employer for Cause pursuant to Section 6.2(a), or by the Executive without Good Reason pursuant to Section 6.2(d), the vesting of the Restricted Shares shall cease as of the date of such termination, and any unvested Restricted Shares shall be forfeited by the Executive and revert to the Employer.

ii. Termination Due to Executive’s Death or Disability. If the Executive’s employment and this Agreement is terminated due to the Executive’s death or Disability (within the meaning of Section 6.2(b)), and at the time no circumstance, event or occurrence constituting a For Cause Event existed, then any Restricted Shares that are scheduled to vest during the period from the date of termination through the next Scheduled Vesting Date, as applicable, pursuant to Section 2.5(a) above (but in no event longer than a six-month period following the date of Executive’s date of termination) shall immediately and automatically vest and become non-forfeitable and the remaining unvested Restricted Shares shall terminate and be forfeited by the Executive and revert to the Employer.

iii. Termination by Employer without Cause or by Executive with Good Reason. If the Executive’s employment and this Agreement is terminated by the Employer without Cause pursuant to Section 6.2(e) or by the Executive with Good Reason pursuant to Section 6.2(c), then any Restricted Shares that are scheduled to vest during the period from the date of termination through the next Scheduled Vesting Date, as applicable, pursuant to Section 2.5(a) above (but in no event longer than a six-month period following the date of Executive’s date of termination) shall immediately and automatically vest and become non-forfeitable and the remaining unvested Restricted Shares shall terminate and be forfeited by the Executive and revert to the Employer.

(d) Prohibition Against Transfer of Restricted Shares. Prior to the vesting of the Restricted Shares, the Executive shall not transfer, assign, sell, barter, pledge or hypothecate in any way (whether by operation of law or otherwise) (collectively or singularly, a “Transfer”) any of the Restricted Shares. Any such transfer in violation of this Section 2.5(d) shall be void and of no further effect.

(e) Required Tax Withholding Obligations. The Employer may require payment by the Executive or withhold any income or employment tax which the Employer believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Employer may defer releasing the Restricted Shares into the custody of the Executive until arrangements satisfactory to the Employer have been made with regard to any such withholding obligation. The Employer may withhold or repurchase a portion of the Restricted Shares to satisfy such withholding obligations.

2.6 Benefits.

(a) The Executive will, during the Term, be permitted to participate in such pension, profit sharing, life insurance, disability insurance, major medical (as applicable, 100% paid by the Company) and other employee benefit plans of the Company that may be in effect from time to time, as may be offered to other senior employees at comparable levels and rank of employment, to the extent Executive is eligible under the terms of those plans. The Company may alter, modify, add to or delete its executive benefit plans as they apply to such comparable levels and rank of employees at such times and in such manner as the Company determines appropriate, without recourse by Executive so long as such changes are applied in a substantially uniform manner to such comparable levels and rank of employees.

(b) Executive shall be entitled to receive annual vacation in accordance with the Company’s policies applicable to its senior employees at comparable levels and rank of employment, which in any event shall not be less than eighteen (18) business days per calendar year (with such amount prorated on a monthly basis for the balance of 2022). The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Company’s written policies.

2.7 Indemnification; D&O Insurance. Employer hereby agrees to hold harmless and indemnify Executive to the fullest extent authorized or permitted by the provisions of the Nevada Revised Statutes, or any successor statute or amendment thereof, or any other statutory provisions authorizing or permitting such indemnification that is adopted after the date of this Agreement. Employer agrees to further supplement Executive’s indemnification coverage under the terms of a customary and standard indemnification agreement, a form of which shall be agreed to by the Parties on or before the Effective Date. During the Term, the Employer shall use its reasonable best efforts to obtain and maintain (a) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy on commercially reasonable terms, including fiduciary coverage, and (b) an employment practices liability insurance policy. Notwithstanding the forgoing, Executive acknowledges that the Employer currently has no such policies in place, and cannot assure that market conditions will enable the Employer to obtain either or both of such policies, set forth in subsection (a) and (b) herein, on commercially reasonable terms, if at all.

2.8 Business Expense Reimbursement. During the Term, the Employer shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Employer and in performance of his duties under this Agreement, in accordance with Employer’s expense reimbursement policy, as in affect from time to time. Executive agrees to comply with Employer’s expense reimbursement policy and or guidelines, as in affect from time to time, and with such compliance, expenses shall be reimbursed upon the Executive’s presentation to the Employer of an itemized accounting of such expenses with reasonable supporting data and otherwise in accordance with the Employer’s expense reimbursement policy and or guidelines, as in effect from time to time.

ARTICLE III
COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

3.1 Confidential and Proprietary Information. Executive acknowledges that he is in a relationship of confidence and trust with the Employer and will come into possession of information which could constitute a major asset of the Employer and be of significant commercial value, the use, misappropriation or disclosure of which would cause a breach of trust and could cause irreparable injury to the Employer (all of the aforementioned information is hereinafter collectively referred to as “Proprietary Information”). Proprietary Information shall include, but not be limited to, any and all: (i) confidential information and trade secrets concerning the business(es) and affairs of the Employer, including, but not limited to, any agreements, licenses, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, lists of any Persons participating in the Employer’s business, current and anticipated customer requirements, market studies, business plans, marketing plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable law; and (ii) information concerning the business and affairs of the Employer, which includes historical financial statements, financial projections and budgets, historical and projected sales, pricing information (margins, profits, costs), names, backgrounds and agreements with vendors, suppliers, distributors and or manufacturers, capital spending budgets and plans, the names, backgrounds and compensation information of key personnel, including any Persons participating as a distributor within the Employer’s multi-level sales and marketing network, personnel training techniques, and materials, however documented, that have been or may hereafter be provided or shown to you by the Employer, or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of the Employer or is otherwise obtained from review of the Employer’s documents or property or discussions with such party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the Executive based, in whole or in part, on any information included in the foregoing.

3.2 Non-Disclosure. The Executive acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Executive will be given access to and be entrusted with Confidential Information relating to the Employer’s business. Executive acknowledges that all Proprietary Information shall be the sole property of the Employer and its successors and assigns. Executive further acknowledges that it is essential for the proper protection of the business and the goodwill of the Employer that such Proprietary Information be kept confidential and not disclosed or communicated, in any manner or form, to third parties or used for the benefit of any third party and or Executive. Accordingly, Executive agrees that during the Term and thereafter for so long as the information remains Proprietary Information, to keep in confidence and trust all Proprietary Information, and not to use, disclose, disseminate, publish, copy, communicate or otherwise make available, directly or indirectly, except in the ordinary course of the performance of Executive’s duties under this Agreement, any Proprietary Information except as expressly authorized in writing by the Employer; provided, however, that Executive shall be relieved of his obligation of nondisclosure hereunder as to information that (a) at the time of disclosure to Executive is known to, or readily ascertainable by, the public; (b) or becomes known to the public through no fault of Executive or other violation of this Agreement. In addition, Executive shall be relieved of his obligation of nondisclosure hereunder: (X) as to Proprietary Information that is required to be disclosed by any applicable judgment, order or decree of any court or governmental body or agency having competent jurisdiction or by any law, rule or regulation; or (Y)with respect to responding to an inquiry from, providing testimony before, or upon the written advice of counsel that concludes such action is required to comply with applicable securities laws, initiating communications directly with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory body regarding a possible securities law violation; provided, in either case, that prior to and in connection with any such disclosure, Executive shall give the Employer reasonable prior written notice of the disclosure of such information pursuant to this exception (to the extent permitted by applicable law) and shall cooperate with the Employer to permit the Employer to seek confidential treatment for any such information that the Employer deems to be Proprietary Information, from any authority requiring delivery of such information; provided further, however, that if the Employer has not obtained such confidential treatment by the date Executive is required by such authority to disclose the Proprietary Information, Executive shall be free to provide such disclosure and there shall be no violation of or damages determined under this Agreement or otherwise for Executive’s disclosure action and compliance with or pursuant to such authority. Executive acknowledges having been notified that, notwithstanding any obligations in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employer shall not hold Executive criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made in confidence: (i) to a federal, state, or local government official, either directly or indirectly, and or (ii) to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Employer shall also not hold Executive liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also acknowledges having been notified that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

3.3 Return of Proprietary Information. Executive agrees that when he ceases to be employed by the Employer, whether such cessation of employment shall be for any reason or for no reason, with or without Cause, voluntary or involuntary, or by termination, resignation, disability, death, retirement or otherwise, Executive (and in the case of death, Executive’s estate and or Executive’s successors, assigns, executors, heirs, administrators or other legal representatives) shall not retain, copy or otherwise store any Proprietary Information and shall deliver to the Employer all Proprietary Information, in whatever form whatsoever the Proprietary Information is then existing (written hard copy, graphic, voice recording, telephonic, digital, electronic, encryption or decryption keys or information, commentary on code or any other form), documents, and property, including without limitation, computers, telephones, and mobile devices, and data of any nature owned by the Employer pertaining to the Proprietary Information; and specifically, Executive agrees to provide Employer any and all user names, passwords, keys, security codes and any other authorizations for any and all digital wallets, brokerage accounts, financial institution accounts, bank accounts, exchange accounts and or any other accounts where the Company’s assets are held which are in Executive’s exclusive possession or solely known by Executive.

3.4 Works made for Hire. Executive further recognizes and understands that Executive’s duties at the Employer may include the preparation of materials or discovery of Proprietary Information, including without limitation written or graphic representation of materials or Proprietary Information, and that any such materials and Proprietary Information conceived, developed, prepared, made or written by Executive in the course of Executive’s employment with Employer shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq. In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Employer will solely retain and own all rights in said materials, including right of copyright and any profits to be made from such “work made for hire”.

3.5 Disclosure of Works and Inventions. In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Employer, any and all works, “Inventions” (as defined at Section 4.10 hereafter), discoveries and or improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Employer, and Executive hereby assigns and agrees to assign all of Executive’s rights and interest in the foregoing to the Employer. Executive agrees that, whenever he is requested to do so by the Employer, Executive shall sign any and all applications, assignments or other instruments which the Employer shall deem necessary to enable the Employer to apply for and obtain patents or copyrights of the United States or any foreign country or to otherwise protect the Employer’s rights and interest therein. Executive hereby appoints an authorized officer of the Employer as Executive’s attorney in fact to sign documents on his behalf for this purpose in any case in which Executive has refused a written request to sign documents in accordance with this Section 3.5. Such obligations shall continue beyond the termination or nonrenewal of Executive’s employment with respect to any works, Inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive’s employment, and shall be binding upon Executive’s successors, assigns, executors, heirs, administrators or other legal representatives.

ARTICLE IV
OTHER COVENANTS

4.1 Non-Solicitation. In recognition of the consideration received by Executive under this Agreement, the sufficiency of which is acknowledged by Executive, Executive covenants and agrees with the Employer that during the “Non-Solicitation Term” (as defined below), he will not, without the prior written consent of the Employer which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly: (i) solicit, counsel or attempt to induce any Person who is then, or was within the last year, an employee, consultant or independent contractor of the Employer, to leave the employ of or cease providing services, as applicable, to the Employer, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Employer; or (ii) solicit, bid for or perform for any of the then current customers of the Employer (defined as a customer who has done business with the Employer within one (1) year), any services of the type the Employer performed for such customer at any time during the preceding one (1) year period; (iii) solicit, bid for or perform for any potential customer (defined as a potential customer who was actively involved in discussions with the Employer and received a written proposal from the Employer within the preceding six (6) month period) any services of the type covered by any such proposal; or (iv) solicit any Person who is currently, or has within the last year, participated in the Employer’s business as a distributor/salesperson of the Employer’s multi-level sales and marketing network, to join any competitive business or organization.

4.2 Non-Compete. In recognition of the consideration received by Executive under this Agreement, the sufficiency of which is acknowledged by Executive, Executive covenants and agrees with the Employer that during the “Non-Compete Term” (as defined below) he will not, without the prior written consent of the Employer, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the continental United States of America, and or any country outside of the United States of America in which the Company engages/conducts business, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating, consulting, assisting or managing any business or entity that is engaged in activities competitive with the then “business of the Employer”. For the purposes hereof, the term “business of the Employer” shall have that meaning ascribed hereto in Schedule B to this Agreement.

4.3 Non-Solicitation Term. The “Non-Solicitation Term” shall mean the period commencing on the Effective Date and ending twenty-four (24) months following the termination of Executive’s employment with the Employer. The Non-Solicitation Term shall also be deemed to be extended for any period in which Executive is in violation of any covenant contained in Articles III, IV or V of this Agreement, so that the Employer shall have the full benefit of the proscriptive period.

4.4 Non-Compete Term.The “Non-Compete Term” shall mean the period commencing on the Effective Date and ending eighteen (18) months following the termination of Executive’s employment with the Employer. The Non-Compete Term shall also be deemed to be extended for any period in which Executive is in violation of any covenant contained in Articles III, IV or V of this Agreement, so that the Employer shall have the full benefit of the proscriptive period.

4.5 Definition of the Employer. For the purposes of Sections 3 and 4, the term “Employer” shall include the Employer and each of its subsidiaries and Affiliates.

4.6 Non-Disparagement. Executive covenants and agrees, not to act in any manner, including but not limited to, individually or through any other Person, as an owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, Affiliate, recruiter, consultant, advisor, investor or otherwise, directly or indirectly, defame or disparage the Employer or any of its business(es), products, services, policies, procedures, practices, finances, financial conditions, performance, capabilities, it’s employees, officers, directors, owners, board members, investors, shareholders, advisors, consultants, agents, affiliates, representatives, professionals, experts, any subsidiary or other aspect of any of Employer’s businesses, in any form or medium whatsoever (including but not limited to hard copy, electronic, verbal or digital form), in any publication (including but not limited to a newspaper, magazine, billboard, email, newsletter, text, social media platform, blog, radio program, podcast, etc.) (for purposes of this Section 4.6, collectively the “Mediums”) to any Person without limitation in time. Executive further covenants and agrees not to authorize or specifically instruct, assist, consult to, advise, teach, support or fund any Person or any of their Affiliates, agents, advisors, consultants, representatives, partners, investors, owners or employees to defame or disparage the Employer’s businesses, in any Mediums to any Person without limitation in time. Executive shall not make or otherwise issue any public statement or press release regarding the termination, separation, departure, and/or resignation of Executive from the Employer, absent the Employer’s express prior written approval of any such public statement or press release. This Section 4.6 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employer agrees and covenants that it shall direct its officers and directors and all Affiliates to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive in any Medium to any Person without limitation in time. Employer shall not make or otherwise issue any public statement or press release regarding the termination, separation, departure, and/or resignation of Executive from the Employer, absent the Executive’s express prior written approval of any such public statement or press release, unless such statement or press release is required in the reasonable judgment of Employer to comply with applicable securities laws.

4.7 Blue Pencil Rule. Executive and the Employer desire that the provisions of this Section 4 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The parties agree that Executive is a key executive of the Employer. If a court of competent jurisdiction, however, determines that any restrictions imposed on Executive in this Section 4 are unreasonable or unenforceable because of duration, geographic area or otherwise, Executive and Employer agree and intend that the court shall enforce this Section 4 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Section 4 and substitute therefor different provisions to effect the intent of this Section 4 to the maximum extent possible.

4.8 Tolling. The term of any of the restrictive covenants set forth in Sections 4 shall be deemed to be tolled or extended by the length of any period of time during which Executive is in violation of any restrictive covenant so that the Employer shall have the full benefit of the proscriptive period. Additionally, the parties agree not to take or allow to be taken any action during the term of this Agreement that has the effect of circumventing the terms of this Agreement, it being the intent of the parties that each abide by both the letter and the spirit of the terms of this Agreement.

4.9 No Conflicts of Interest. The Executive agrees not to engage in any conduct which might result in or create the appearance of using the Executive’s position for private gain, create a conflict of interest or the appearance of a conflict of interest with the Employer, or otherwise circumvent any business opportunity of Employer during the Term. Such conduct includes without limitation having an undisclosed financial interest in any vendor or supplier of the Employer, accepting payments of any kind or gifts other than of a nominal value from vendors, customers or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with the Employer, and which creates a conflict of interest. While still employed at the Employer, the Executive must not establish, operate, participate in advise or assist to establish in any manner whatsoever any business, which could or would be in competition with the Employer’s business, and the Executive must not take any preliminary or preparatory steps toward establishing or operating such a business.

4.10 Ownership of Works. The Executive agrees to promptly disclose in writing to the Employer all Inventions, discoveries, developments, improvements and or innovations (collectively referred to as “Inventions”) that the Executive has been exposed to, conceived or made during his employment with the Employer; provided, however, that in this context “Inventions” are limited to those which (a) relate in any manner to the existing or contemplated business or research activities of the Employer and its affiliates; (b) are suggested by or result from the Executive’s work at the Employer; or (iii) result from the use of the time, materials or facilities of the Employer, its subsidiaries and or its affiliates. All Inventions will be the Employer’s proprietary property rather than the Executive’s. Should the Employer request it, the Executive agrees to sign any document that the Employer may require to establish ownership in any Inventions.

4.11 No Conflicting Agreements or Improper Use of Third-Party Information. During his employment with the Employer, the Executive shall not improperly use or disclose any confidential information or trade secrets of any former employer or other person or entity, and the Executive shall not bring on to the premises of the Employer any unpublished document or confidential information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. The Executive represents that he has not improperly used or disclosed any confidential information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Employer. The Executive also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent the Executive from performing his duties for the Employer or otherwise complying with this Agreement. Notwithstanding the generality of the foregoing, the Executive represents and warrants to the Employer that the Executive is not currently subject to a non-competition, non-solicitation, non-disclosure, confidentiality, or other such agreement which prohibits the Executive from working for the Employer and its subsidiaries. To the extent the Executive violates this provision, or his employment with the Employer constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, the Executive shall indemnify and hold the Employer harmless from all damages, expenses, costs (including reasonable attorneys’ fees, professional fees and or expert witness fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

4.12 Joinder to Lock-Up Agreement. Executive acknowledges and agrees to, on or before the Effective Date, execute a joinder to, and become bound by, the terms of that certain Lock-Up Agreement dated March 22, 2021 (the “Lock-Up Agreement”), as amended, by and between certain shareholders of the Employer and DBR Capital, LLC, a copy of which has been provided to Executive for his review and consent.

ARTICLE V
ENFORCEMENT OF COVENANTS

5.1 Injunctive Relief. The Executive agrees that a breach or threatened breach by Executive of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable, and for that reason, the Executive further agrees that the Employer shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by the Executive, his employers, officers, partners, or agents, without proof of damages or posting of a bond. The right to injunction shall be cumulative and in addition to whatever other equitable or legal remedies the Employer may have, including, specifically, recovery of damages.

5.2 Survival of Covenants. Subject to Article VI below, in the event the Executive’s employment relationship with the Employer is terminated, the covenants contained in Articles III and IV above and the remedies provided under this Article V shall survive for the period of time specified herein Articles III and IV for such covenants, and where a specific period of time is not specified, then for a period of one (1) year after such termination.

ARTICLE VI
TERM AND TERMINATION

6.1 Term. Except as provided herein, the initial term of this Agreement shall be for a period of five (5) years commencing on the Effective Date and shall end on the five (5) year anniversary of the Effective Date (the “Initial Term”). At the expiration of the Initial Term, this Agreement will automatically renew for successive additional terms of one (1) year (each a “Renewal Term”, and together with the Initial Term, the “Term”), unless notice of nonrenewal is given in writing by either Party hereto to the other Party at least sixty (60) calendar days prior to the expiration of the Initial Term or any successive Renewal Term. Notwithstanding the foregoing and for the avoidance of doubt, the Executive’s employment shall be on an at-will basis, meaning that, subject to the terms and conditions of this Agreement, including without limitation Section 6.2 and 6.3, either the Employer or the Executive may terminate the Executive’s employment at any time, with or without notice, for any reason not prohibited by law.

6.2 Termination. The Executive’s employment hereunder and this Agreement may be terminated under the following circumstances:

(a) Termination by Employer for Cause. The Employer shall have the right to terminate this Agreement and the Executive’s employment with the Employer immediately for cause (“Cause”) (as defined below) at any time if, during the Term, the Executive: (i) has materially breached the terms of this Agreement; (ii) violates any of the covenants of Articles III and IV of this Agreement; (iii) exhibits repeated willful, reckless, intentional, grossly negligent or wanton failure or refusal to perform his Executive Duties and Responsibilities in furtherance of the Employer’s business interest or in accordance with this Agreement (which shall be cause for termination if Employer provides Executive notice of such failure or refusal more than one time in any 12 month period); (iv) commits an intentional tort against the Employer, which materially adversely affects the business or reputation of the Employer; (v) commits any act of fraud, dishonesty or disloyalty or any act involving gross moral turpitude, which adversely affects the business or reputation of the Employer; (vi) has engaged in violations of federal or state securities laws, or has caused the Employer to engage in violations of federal or state securities laws; (vii) has been charged with criminal conduct under any federal or state laws against the Employer, which in the good-faith discretion of Employer’s Board, could have the effect of materially adversely affecting the business or reputation of the Employer or Executive’s ability to execute and perform his Executive Duties and Responsibilities under this Agreement; (viii) has been the subject of a final non-appealable conviction of or a plea of guilty or nolo contendere by the Executive to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty, moral turpitude or other criminal conduct against the Employer or otherwise; (ix) exhibits immoderate use of alcohol or drugs that, in the discretion of the Board, impairs, or is likely to impair, the Executive’s ability to perform his duties hereunder; or (x) has become subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), (each and all of the foregoing clauses (i) through (x) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Employer, or mere inefficiency, or good faith errors in judgment or discretion by the Executive shall not constitute grounds for termination for Cause hereunder. Notwithstanding the foregoing, this Agreement and the Executive’s employment with the Employer shall not be deemed to have been terminated for Cause, without at least fifteen (15) calendar days’ prior written notice to the Executive setting forth the reason(s) for the Employer’s intention to terminate for Cause. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fifteen (15) calendar days from the delivery of written notice by the Employer within which to cure any acts constituting Cause.

(b) Termination upon Death or Disability of the Executive. This Agreement and the Executive’s employment with the Employer shall terminate immediately upon the Executive’s death or Disability (as defined below). For the purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform his duties with or without a reasonable accommodation under this Agreement for a period of ninety (90) consecutive days due to illness, accident or any other physical or mental incapacity, as determined in the sole discretion of the Employer.

(c) Termination by Executive with Good Reason. The Executive may terminate this Agreement and his employment with the Employer with “Good Reason”. “Good Reason” means the Employer’s material breach of its representations and/or obligations under this Agreement or any other agreement with the Executive, which breach has continued unremedied for a period of thirty (30) calendar days after the Employer’s receipt of written notice from the Executive.

(d) Termination by Executive without Good Reason. The Executive may terminate this Agreement and his employment with the Employer at any time without Good Reason upon thirty (30) calendar days’ prior written notice from the Executive to the Employer.

(e) Termination by Employer without Cause. The Employer may terminate this Agreement and the Executive’s employment with the Employer at any time without Cause upon thirty (30) calendar days’ prior written notice from the Employer to the Executive; however, if Executive provided Employer notice of his termination of employment with the Employer without good reason, then Employer may terminate Executive’s employment effective immediately.

6.3 Payments Upon Termination.

(a) Termination by Employer for Cause or by the Executive without Good Reason. In the event that this Agreement and the Executive’s employment is terminated by the Employer for Cause pursuant to Section 6.2(a) or by the Executive without Good Reason pursuant to Section 6.2(d):

i. The Employer shall pay to the Executive all amounts and benefits accrued through the date of termination (which for the purposes of clarity shall exclude unused accrued vacation days) and any unreimbursed expenses incurred pursuant to Section 2.8.

ii. Any remaining unvested Restricted Shares shall be forfeited in full and any other unvested equity awards granted to the Executive shall be terminated and forfeited in full.

iii. The Executive shall not be entitled to any additional payment in the form of severance or otherwise.

(b) Termination upon Death of the Executive. If the Executive dies during the Term and his employment and this Agreement terminates pursuant to Section 6.2(b):

i. The Employer shall pay to the estate of the Executive within thirty (30) calendar days after the date on which the Executive dies, all amounts and benefits accrued through the date of termination (including unused accrued vacation days) and any unreimbursed expenses incurred pursuant to Section 2.8.

ii. The Employer shall pay to the estate of the Executive any Quarterly Cash Bonus(es), Quarterly Stock Bonus(es), Market Capitalization Bonus(es) and any Up-Listing Cash Bonus(es) that the Executive earned for any fiscal quarter(s) prior to the fiscal quarter in which the Executive’s employment terminated pursuant to Section 2.2 to the extent that such Quarterly Cash Bonus(es), Quarterly Stock Bonus(es), Market Capitalization Bonus(es) and any Up-Listing Cash Bonus) had not yet been paid before the date of termination, within ninety (90) calendar days following the Executive’s termination of employment.

iii. The Employer shall pay to the estate of the Executive a lump sum amount payable in cash equal to six (6) months of the Executive’s Base Salary within ninety (90) calendar days following the Executive’s termination of employment.

iv. Any Restricted Shares that are scheduled to vest during the period from the date of termination through the next Scheduled Vesting Date, as applicable, pursuant to Section 2.5(a) (but in no event longer than a six-month period following the date of Executive’s date of termination), shall immediately and automatically vest and become non-forfeitable and the remaining unvested Restricted Shares shall terminate and be forfeited by the Executive and revert to the Employer.

v. The treatment of any and all other equity awards granted to the Executive by the Employer shall be governed by the terms of the award agreements governing such awards.

(c) Termination upon Disability of the Executive. In the event that the Executive’s employment and this Agreement is terminated upon the Disability of the Executive pursuant to Section 6.2(b):

i. The Employer shall pay to the Executive within thirty (30) calendar days following the Executive’s termination (including unused accrued vacation days) of employment all amounts and benefits accrued through the date of termination and any unreimbursed expenses incurred pursuant to Section 2.8.

ii. The Employer shall pay to the Executive any Quarterly Cash Bonus(es), Quarterly Stock Bonus(es), Market Capitalization Bonus(es) and any Up-Listing Cash Bonus(es) that the Executive earned for any fiscal quarter(s) prior to the fiscal quarter in which the Executive’s employment terminated pursuant to Section 2.2 to the extent that such Quarterly Cash Bonus(es), Quarterly Stock Bonus(es), Market Capitalization Bonus(es) and any Up-Listing Cash Bonus(es) had not yet been paid before the date of termination within ninety (90) calendar days following the Executive’s termination of employment.

iii. If the Executive’s Disability is a “disability” within the meaning of Section 409A of the Code, the Employer shall pay to the Executive a lump sum amount payable in cash equal to six (6) months of the Executive’s Base Salary within ninety (90) calendar days following the Executive’s termination of employment, otherwise, such six (6) months of Executive’s Base Salary shall be payable as salary continuation payments in accordance with the Employer’s normal and customary payroll procedures over six (6) months.

iv. Any Restricted Shares that are scheduled to vest during the period from the date of termination through the next Scheduled Vesting Date, as applicable, pursuant to Section 2.5(a) (but in no event longer than a six-month period following the date of Executive’s date of termination), shall immediately and automatically vest and become non-forfeitable and the remaining unvested Restricted Shares shall terminate and be forfeited by the Executive and revert to the Employer.

v. The treatment of any and all other equity awards granted to the Executive by the Employer shall be governed by the terms of the award agreements governing such awards.

(d) Termination by Employer without Cause or by Executive with Good Reason. In the event that the Executive’s employment and this Agreement is terminated by the Employer pursuant to Section 6.2(e) or in the event that the Executive’s employment and this Agreement is terminated by Executive with Good Reason pursuant to Section 6.2(c):

i. The Employer shall pay to the Executive all amounts and benefits accrued through the date of termination (including unused accrued vacation days) and any unreimbursed expenses incurred pursuant to Section 2.8.

ii. The Employer shall pay to the Executive any Quarterly Cash Bonus(es), Quarterly Stock Bonus(es), Market Capitalization Bonus(es) and any Up-Listing Cash Bonus(es) that the Executive earned for any fiscal quarter(s) prior to the fiscal quarter in which the Executive’s employment terminated pursuant to Section 2.2 to the extent that such Quarterly Cash Bonus(es), Quarterly Stock Bonus(es), Market Capitalization Bonus(es) and any Up-Listing Cash Bonus(es) had not yet been paid before the date of termination within ninety (90) calendar days following the Executive’s termination of employment.

iii. The Employer shall pay to the Executive severance (“Severance”) in an amount equal to the Executive’s Base Salary, payable as salary continuation payments in accordance with the Employer’s normal and customary payroll procedures over a severance period (the “Severance Period”) of six (6) months following Executive’s termination.

iv. If the Executive timely elects continuation coverage under the Employer’s group medical, dental and health plans for the Executive and his covered dependents pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (which provisions are commonly known as “COBRA”), in accordance with ordinary plan practices, the Employer shall pay, or reimburse Executive, during the Severance Period, for the COBRA premium payable by the Executive as if he had continued in active employment with the Employer, for the level of coverage the Employer and his covered dependents are enrolled in the Employer’s group medical, dental and health plans at the date of termination, to the extent permitted under the terms of the Employer’s medical, dental and health plans; provided, however, that if the Executive and his covered dependents become eligible to receive comparable medical benefits under another employer provided plan during the Severance Period, the Employer’s obligation to make, or reimburse COBRA payments described herein shall be terminated. Unless direct payment by the Employer of such COBRA payments is permitted by applicable law, the Executive shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Employer, on the first day of each month such coverage is provided and the Employer shall reimburse the Executive for COBRA continuation coverage (the “Reimbursement Amounts”). Any Reimbursement Amounts to be paid by the Employer to the Executive under this Section 6.3(d)(iv) shall be made on the tenth (10th) day of each month the Executive pays the amount required by this Section 6.3(d)(iv) for COBRA continuation coverage. The Executive shall promptly notify the Employer of any changes in his eligibility for medical benefits coverage.

v. Any Restricted Shares that are scheduled to vest during the Severance Period, shall immediately and automatically vest and become non-forfeitable and the remaining unvested Restricted Shares shall terminate and be forfeited by the Executive and revert to the Employer.

vi. The treatment of any and all other equity awards granted to the Executive by the Employer shall be governed by the terms of the award agreements governing such awards.

6.4 Release of Claims. Notwithstanding any of the foregoing, the payments and benefits provided under Section 6.3(d)(ii) through (v) are subject to and conditioned upon (a) the Executive executing a timely and valid release of claims (“Release”) in the form as provided to the Executive from the Employer waiving all claims the Executive may have against the Employer, its subsidiaries, successors, assigns, Affiliates, executives, officers and directors; (b) the Executive delivering the executed Release to the Employer within twenty-one (21) calendar days following the date of termination (the “Release Period”); (c) such Release and the waiver contained therein becoming effective; and (d) the Executive’s compliance with the covenants contained in Articles III and IV of this Agreement. In the event that the Release Period spans two of the Executive’s taxable years, the payments and benefits provided under Section 6.3(d)(ii) through (iv) must be made in the second of the two taxable years.

6.5 Resignation as Director and Officer. Immediately upon termination of the Executive’s employment with the Employer for any reason, the Executive will resign from any and all positions then held as a director or officer of the Employer and of any subsidiary, parent or affiliated entity of the Employer. Executive hereby agrees to sign such undated resignation letters in advance, on the Effective Date, and such resignation letters to be held in escrow by Employer’s counsel. Further, Executive hereby authorized the Employer and or Employer’s counsel to date the resignation letters upon the occurrence of Executives termination of employment from Employer in accordance with this Section 6 hereunder.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of the Employer. The Employer represents and warrants to the Executive that (a) the Employer is an entity duly organized and validly existing in good standing under the laws of the State of Nevada, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted; and (b) this Agreement has been duly executed and delivered by the Employer, and constitutes the legal, valid and binding obligations of the Employer, enforceable against the Employer in accordance with its terms.

7.2 Representations and Warranties of the Executive. The Executive represents and warrants to the Employer as follows:

(a) The Executive has had the opportunity to consult legal counsel of his or her own selection about this Agreement and understands and voluntarily agrees to the provisions of this Agreement.

(b) The Executive is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement.

(c) The Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Executive from performing the services to the Employer that the Executive has agreed to provide hereunder.

(d) This Agreement has been duly executed and delivered by the Executive, and constitutes the legal, valid and binding obligations of the Executive, enforceable against the Executive in accordance with its terms.

(e) Executive is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(f) The Executive hereby acknowledges that Executive: (i) has had such opportunity as the Executive has deemed adequate to obtain from representatives of the Employer such information as is necessary to permit the Executive to evaluate the merits and risks of the Executive’s acquisition of shares of INVU Common Stock hereunder; (ii) has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of such shares of INVU Common Stock and to make an informed investment decision with respect thereto; (iii) has had access to and has reviewed all publicly available documents and records relating to the Employer, including, but not limited to, the Employer’s Annual Report on SEC Form 10-K for the year ended December 31, 2020, and any Quarterly Report on SEC Form 10-Q, or Current Report on SEC Form 8-K, filed with the SEC after December 31, 2020 and before the Effective Date (collectively, the “Employer SEC Documents”), that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Shares; and (iv) can afford the complete loss of the value of the shares of INVU Common Stock and is able to bear the economic risk of holding the shares of INVU Common Stock for an indefinite period.

(g) The Executive is acquiring the shares of INVU Common Stock for investment for the Executive’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or under any applicable provision of state law. The Executive does not have any present intention to transfer the shares of INVU Common Stock to any third party.

(h) The Executive understands that the shares of INVU Common Stock have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Executive’s investment intent as expressed herein.

(i) The Executive further acknowledges and understands that the shares of INVU Common Stock are being issued as restricted securities and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Executive further acknowledges and understands that the Employer is under no obligation to register shares of INVU Common Stock under the Securities Act.

(j) The Executive understands that the certificate(s) or book entry notation(s) evidencing the shares of INVU Common Stock will be imprinted with a legend which prohibits the transfer thereof unless they are registered or such registration is not required in the opinion of counsel for the Employer.

(k) As of the Effective Date, Executive is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”).

7.3 Restrictive Legends and Stop-Transfer Orders.

(a) Legends. The certificate or certificates representing the INVU shares of Common Stock issued pursuant to this Agreement shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE EMPLOYER THAT SUCH PLEDGE, HYPOTHECATION, SALE OR TRANSFER IS EXEMPT THEREFROM UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

“FURTHERMORE, THE OFFER, PLEDGE, SALE, TRANSFER, HYPOTHECATION, OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY (INCLUDING, AMONG OTHERS, THE GRANT OF ANY OPTION ON, OR A CONTRACT FOR THE SALE OF ANY SECURITIES REPRESENTED HEREBY, IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN LOCK-UP AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

ARTICLE VIII
MISCELLANEOUS

8.1 Definitions: For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 8.1:

“Affiliate” means a Person who directly or indirectly through one or more intermediaries, controls (whether by owning more than 51% of a company’s voting equity, through a voting or other agreement, or otherwise), or is controlled by, or is under common control with, the Person specified. Persons who have acted or are acting on behalf or for the benefit of a Person include, but are not necessarily limited to, directors, officers, employees, agents, consultants and sales representatives.

“For Cause Event” shall mean any event, circumstance or occurrence that would constitute the basis for a termination of the Executive for Cause under Section 6.2(a) hereunder, regardless of whether the Employer elects to invoke the right to terminate Executive or provide notice to the Executive under Section 6.2(a) hereunder, on the basis of such event, circumstance or occurrence.

“Person” shall mean an individual, or any type of corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

8.2 Exit Interview. To insure a clear understanding of this Agreement, including the protection of the Employer’s business interests, the Executive agrees, at no additional expense to the Employer, to engage after the Term in an exit interview with the Employer at a time and place designated by the Employer.

8.3 Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Executive.

8.4 Right of Setoff. The Employer and the Executive shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

8.5 Taxes.

(a) Compliance with Code Section 409A. This Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Code, and to the extent not so exempt, to comply with the requirements of Section 409A of the Code, and shall be construed and administered consistent with such intent. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Employer and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder. Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. A termination of employment shall not be deemed to have occurred for purposes of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code. If on the date of termination of employment the Executive is a “specified employee” within the meaning of that term under Section 409A of the Code, then, notwithstanding any other provision herein, with regard to any payment or benefit that is properly treated as nonqualified deferred compensation under Section 409A of the Code (after taking into account all exclusions applicable to such payment or benefit) and is payable on account of such separation from service, such payment or benefit shall not be made or provided prior to the expiration of the earlier of the six-month period measured from the date of such separation from service, or the Executive’s death. All payments and benefits delayed pursuant to the preceding provisions of this Section 8.5(a) shall be paid to the Executive on the first payroll date following the end of the delay period.

(b) Code Section 280G. Notwithstanding any other provisions of this Agreement or any other agreement, contract or understanding heretofore or hereafter entered into between the Executive and the Employer, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of Code Section 280G, together with any other payments that the Executive has the right to receive from the Employer or any corporation that is a member of an “affiliated group” (as defined in Code Section 1504(a) without regard to Code Section 1504(b)) of which the Employer is a member, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), such “payments” will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Code Section 4999; provided, however, that such reduction will be made only if the aggregate amount of the payments after such reduction (net of all federal, state, local, foreign income and employment taxes) exceeds the difference between (i) the amount of such payments absent such reduction (net of all federal state, local, foreign income and employment taxes) minus (ii) the aggregate amount of the excise tax imposed under Code Section 4999 attributable to any such excess parachute payments. The parachute payments to be reduced under this Section 8.5(b) will be reduced in the following order: lump sum cash severance, health plan benefits, and equity award acceleration.

8.6 Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of Employer’s property and assets.

8.7 Assignment. Except to any successor or assignee of the Employer as provided in Section 8.8 above, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Executive, the Executive’s spouse, the Executive’s designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared non-assignable and non-transferable, except as specifically provided herein.

8.8 Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the interpretation or enforcement of any and all of the Executive’s rights under this Agreement, the Executive shall bear the sole legal expense associated with this legal review and interpretation.

8.9 Adjustments. For purposes of this Agreement, the term “INVU Common Stock” shall mean the common stock, par value $0.001 per share, of the Employer, and any kind of shares of stock or other securities into which such INVU Common Stock may be changed in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of INVU Common Stock, and all references to a number of shares of INVU Common Stock or Restricted Shares and any purchase price therefor or stock prices thereof in this Agreement, shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in such securities which may be made by the Employer after the date of this Agreement.

8.10 Clawback. Notwithstanding anything herein to the contrary, payment of amounts to the Executive under this Agreement will be subject to applicable mandatory forfeiture or repayment provisions under the Sarbanes-Oxley Act of 2002 or any other applicable law, rule or regulation or stock exchange requirement, and any clawback or forfeiture policy of the Employer, and if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Employer under the Sarbanes-Oxley Act of 2002, any other law, rule or regulation or any stock exchange requirement, or under the Employer’s clawback or forfeiture policy, in each case which is applicable to the Employer and the Executive, such forfeiture or repayment shall not constitute Good Reason under this Agreement.

8.11 Unfunded Obligations. The obligations under this Agreement shall be unfunded. Payments and benefits payable under this Agreement shall be paid from the general assets of the Employer. The Employer shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.

8.12 Withholding. The Employer may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

8.13 Notices. All notices, requests, consents, approvals, claims, demands, waivers, and other communications required, necessary or permitted hereunder shall be in writing and shall be delivered (a) in hand by person with written receipt of the Person to whom such notice is intended; (b) by registered or certified mail, postage prepaid, return receipt requested; or (c) by a generally recognized commercial courier service or overnight delivery service, (Federal Express or UPS), for next Business Day delivery, postage prepaid, with delivery receipt requested. All notices sent in accordance with this Section 8.13 shall be deemed “Delivered” unless otherwise specified herein, the same day if delivered by hand in person with receipt and signature of the intended recipient or by an authorized officer of the intended recipient; three (3) Business Days after the same is deposited in the U.S. Mail if sent by registered or certified mail; or one (1) Business Day after payment and receipt of mailing if sent by a commercial courier service or overnight delivery service for next Business Day delivery. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.13).

To Employer:	Investview, Inc.
c/o David B. Rothrock, Chairman
1648 Plaza Ln.
Allentown, PA 18104
Email: dbr@rothrock.com
Phone: 484.223.0502

With Copies to:	Fox Rothschild LLP
c/o Stephen M. Cohen, Partner
2000 Market Street
Philadelphia, PA 19103
Email: smcohen@foxrothschild.com
Phone: 215.299.2744

To Executive:	James R. Bell
124 Camelot Lane
Newtown Square, PA 19073
Email:jamesrbell123@aol.com
Phone: (267) 738-7074

8.14 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes and is in full substitution for any and all prior understandings or with respect to the Executive’s employment. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

8.15 Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

8.16 Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and electronic, digital or facsimile signatures shall be deemed original signatures. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, or by DocuSign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.17 Descriptive Headings and Interpretation. In the event of a conflict between titles to articles, sections and paragraphs and the text, the text shall control. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

8.18 Governing Law, and Consent to Personal Jurisdiction. This Agreement and the rights and obligations of the parties hereto under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New Jersey, without regard to its principles of conflicts of law thereof. Executive and Employer each hereby consent to the personal jurisdiction of the state courts located in Mercer County, State of New Jersey, and The United States District Court for the District of New Jersey, if that federal court has jurisdiction, over any and all claims or disputes in any way related to the Executive’s Employment with Employer, separation from employment with the Employer, or compliance with the terms of this Agreement.

8.19 Cumulative Remedies. All rights, powers and remedies specified in this Agreement are cumulative and are in addition to, and not in limitation of, such other rights, powers and remedies as may be available to the Employer under applicable law, by agreement among the parties or otherwise.

8.24 Advice of Counsel. Executive acknowledges that Fox Rothschild LLP represents the Employer as its legal counsel. Executive represents that Executive has had the opportunity to avail himself of the advice of counsel prior to signing this Agreement and has elected to forego advice from counsel or is satisfied with Executive’s counsel’s advice and that Executive is executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to Executive which Executive otherwise would not be entitled to receive. Each of the parties hereto has participated and cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party.

[Remainder of page intentionally left blank; signature page follows]

SIGNED AND DELIVERED to be effective as of the Effective Date set forth above.

EMPLOYER:

Investview, Inc.

By:	/s/ David B. Rothrock
Name:	David B. Rothrock
Title:	Chairman

EXECUTIVE:

By:	/s/ James R. Bell
Name:	James R. Bell

Final Execution Version

SCHEDULE A

OTHER POSITIONS

The Executive shall also be employed by the Employer as its Chief Operating Officer; however, Executive acknowledges and confirms that his role as Chief Operating Officer may be on an interim basis as it is Employer’s expectation to appoint a separate individual as Chief Operating Officer and Executive agrees upon such appointment to resign from the position of Chief Operating Officer, and such appointment and change of Executive’s role and associated duties shall not constitute a breach of this Agreement by Employer nor a “Good Reason” for Executive to terminate his employment with the Employer.

DUTIES AND RESPONSIBILITIES

●	Meet regularly with board members, CEO and other officers or managers of the company to assess the direction of the company, develop short and long-term goals, plans, and strategies, and ensure the company’s compliance with the stated mission.

●	Implement the Board’s business strategy and goals to structure day-to-day operations.

●	Providing recommendations to the board of directors and CEO on how to implement the CEO’s and board of directors business strategy and accomplish the company’s vision

●	Guiding and leading managers to reflect the CEO and board of directors’ vision.

●	Oversee budgets, staff, and executives and evaluate the success of the company.

●	Oversee the complete operation of the company and ensuring all goals are met based on the company’s strategic plans.

●	Obtain the viewpoints and reports of the company’s officers and managers on behalf of the CEO and board of directors to ensure the direction of the company, develop short and long-term goals, plans, and strategies, and ensure the company’s compliance with the stated mission.

●	Maintain awareness and knowledge of the company’s daily finances.

●	Meet regularly with CFO to analyze budgets and financial reports.

●	Hold business operations accountable to stakeholders and company policies

●	Prepare, update and revise plans to increase the company’s profitability and progress.

●	Continually plan ways to increase the company’s profitability and stay on top of progress

●	Create and maintain relationships with bankers and industry leaders and encourage strategic business opportunities.

●	Search for opportunities, alliances, mergers, partnerships, and investment opportunities and review and advise on contracts.

●	Maintain knowledge of compliance matter, tax liabilities, implications, and exemptions, as well as finances and operations.

●	Performs other related duties as assigned.

SCHEDULE B

Business of the Employer

The “business of the Employer” for the purpose of Section 4.2 of the Agreement will be defined as the actual nature of the Company’s business as defined by sector, industry, business segment, products, services and key elements of the business conducted by the Company at the time of Executive’s termination of employment with the Employer. However, to help clarify the scope in which Employer’s business may be considered, were Executive to have been terminated as of the Effective Date, purely on a hypothetical basis, the scope of the business of the Employer as of the Effective Date would be as follows:

“Investview, Inc. operates multiple lines of business, including: (i) the distribution, marketing and sale of products and/or services through a multi-level network of distributors; (ii) the marketing, sale and distribution of digital assets with a focus on crypto currencies, mining and Central Bank Digital Currencies; (iii) the development, licensing and operation of the Company’s SMART electronic trading platform technology; and (iv) assuming the completion of a pending acquisition (or a replacement acquisition if the pending transaction does not receive FINRA approval), the operation of a financial technology business incorporating the services of a registered broker-dealer and investment adviser.”

For the avoidance of doubt, the “business of Employer’’ for the purpose of Section 4.2 of the Agreement will be defined now and in the future as the actual nature of the Company’s business as defined by sector, industry, business segment, products, services and key elements of the business conducted by the Company at the time of Executive’s termination of employment with the Employer.

- 2 -